EXHIBIT 5


                                  June 13, 1997


Saliva Diagnostic Systems, Inc.
11719 NE 95th Street
Vancouver, WA  98682


Ladies and Gentlemen:

     We have acted as counsel to Saliva Diagnostic Systems, Inc. (the "Company") in connection with the registration by the Company of up to 2,457,974 shares of the Company's common stock, par value $.01 per share (the "Shares"), including
(i) 2,368,422 shares issued or issuable upon conversion of the Company's 7.5% Convertible Debentures due February 28, 1999 (the "Debentures"), and (ii) 89,552 shares issuable upon exercise of warrants granted to Grayson & Associates, Inc. (the "Grayson Warrants"). A Registration Statement on Form SB-2 covering the Shares (Registration No. 333-26795), was filed with the Securities and Exchange Commission on May 9, 1997, pursuant to the Securities Act of 1933, as amended (the "Act"). Amendment Number 1 to the Form SB-2 was filed with the Securities and Exchange Commission on June 13, 1997 pursuant to the Act.

     In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

     In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificates for the Shares conform to the specimen thereof examined by us and have been or will be duly registered and countersigned by the Company's transfer agent, assumptions which we are not independently verifying by inspection.

     Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized and, when issued upon conversion of the Debentures or the exercise of the Grayson Warrants, as the case may be, in accordance with their respective terms, the Shares will be validly issued, fully paid and non-assessable.

Saliva Diagnostic Systems, Inc.
June 13, 1997
Page 2

     We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement on Form SB-2 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof.

                                        Very truly yours,
                                        /S/ Bryan Cave LLP
                                        Bryan Cave LLP